Attachment A

Continental Airlines' Quarterly Update
2002 Estimated Year-over-Year Percentage Change
ASMs	2nd Qtr.(E)	3rd Qtr.(E)	Full Year(E)
Domestic Latin America Europe Pacific System Continental Express	(12)% (4)% (6)% (14)% (10)% 9%	(6)% (1)% 2% (7)% (4)% 16%	(6) - (5)% 16%
2002 Estimate
Load Factor	2nd Qtr.(E)	3rd Qtr.(E)	Full Year(E)
Continental Continental Express	75 - 76% 64 - 65%	78 - 79% 68 - 69%	75 - 76% 67 - 68%
2002 Estimated Year-over-Year Change
Jet Operating Statistics	2nd Qtr.(E)	3rd Qtr.(E)	Full Year(E)
CASM CASM Holding Fuel Price Constant Fuel Gallons Consumed Fuel Price (excluding fuel taxes)	(1) - 0% 1 - 2% (16) - (15)% 69 - 70 cents	1 - 2% 1 - 2% (10) - (9)% 73 - 76 cents	0 - 1% 1 - 2% (10) - (9)% 68 - 71 cents

2002 Estimated Amounts
Financial	2nd Qtr.(E)	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Net Interest Expense Dividends on Preferred Stock of Trust	$230 Million $80 Million $2.4 Million	$230 Million $80 Million $2.4 Million	$925 Million $300 Million $9.6 Million
Fuel Hedges 2002	% of Volume Hedged	Wtd. Average Strike Price of Caps
Second Quarter Third Quarter Fourth Quarter Full Year (Average 2Q - 4Q)	75% 50% 50% 58%	$25.70/Barrel $26.50/Barrel $26.50/Barrel
Cash Capital Expenditures	2002 Estimated Amounts
Fleet (net of purchase deposits) Non-Fleet	$75 $175	Million Million

EPS Estimated Share Count

Share count estimates for calculating basic and diluted earnings per share at different income levels for second quarter, third quarter and full year 2002 are as follows:

Second Quarter 2002 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $34.8 Between $16.9 - $34.8 Under $16.9	63.7 63.7 63.7	73.0 68.8 63.7	$3.5 $1.3 --

Third Quarter 2002 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $35.1 Between $16.9 - $35.1 Under $16.9	64.0 64.0 64.0	73.2 69.0 64.0	$3.5 $1.3 --

Full Year 2002 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $136.9 Between $66.0 - $136.9 Under $66.0	63.9 63.9 63.9	73.1 68.9 63.9	$13.8 $5.2 --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.